EXHIBIT 99.1

The Chemours Company Reports Fourth Quarter and Full Year 2023 Results

Wilmington, Del., March 27, 2024 – The Chemours Company (“Chemours” or “the Company”) (NYSE: CC), a global chemistry company with leading market positions in Titanium Technologies (“TT”), Thermal & Specialized Solutions (“TSS”), and Advanced Performance Materials (“APM”), today announced its financial results for the fourth quarter and full year 2023.

Key Fourth Quarter 2023 Results

•
Net Sales of $1.4 billion, up 2% year-over-year
•
Net Loss attributable to Chemours of $18 million, or a loss of $0.12 per diluted share
•
Adjusted Net Income1, which primarily excludes $62 million ($89 million pre-tax) in litigation settlement charges, was $46 million, compared to $480 thousand in the corresponding prior-year quarter
•
Adjusted Net Income per diluted share of $0.31, compared to $0.00 per diluted share in the corresponding prior-year quarter
•
Adjusted EBITDA1,2, which primarily excludes litigation settlement charges of $89 million, was $176 million, compared to $120 million in the corresponding prior-year quarter
•
Operating Cash Flow of $482 million and capital expenditures of $135 million

Key Full Year 2023 Results

•
Net Sales of $6.0 billion, down 11% year-over-year
•
Net Loss attributable to Chemours of $238 million, or a loss of $1.60 per share
•
Adjusted Net Income1, which primarily excludes $639 million ($764 million pre-tax) in litigation settlement charges, was $425 million, compared to $738 million in the prior year
•
Adjusted Net Income per diluted share of $2.82, compared to $4.66 per diluted share in the prior year
•
Adjusted EBITDA1,2, which primarily excludes litigation settlement charges of $764 million, was $1.0 billion, compared to $1.4 billion in the prior year
•
Operating Cash Flow of $556 million and capital expenditures of $370 million

“Chemours navigated a challenging year in 2023 that included prolonged destocking in certain key end markets, and these headwinds impacted our overall financial performance,” said Chemours CEO Denise Dignam. “Our fourth quarter performance reflected continued growth for our low global warming potential refrigerants in our Thermal & Specialized Solutions segment, double-digit growth in the Performance Solutions portfolio of our Advanced Performance Materials segment, and improved demand for titanium dioxide across most regions in the Titanium Technologies segment. Over the course of the year, we realized meaningful cost savings from our Titanium Technologies Transformation Plan, continued our investments in growth markets in Thermal & Specialized Solutions and Advanced Performance Materials, and made significant progress resolving certain legacy issues.”

Fourth quarter 2023 Net Sales of $1.4 billion were 2% higher than the prior-year quarter, with volumes increasing 3%, offset by a 1% decrease in price. Net Sales increased primarily due to a 7% increase in TT and a 17% increase in TSS, mostly offset by a 15% decline in APM.

1 Non-GAAP measures, including Adjusted Net Income, Adjusted EPS, and Adjusted EBITDA, referred to throughout, principally exclude the impact of recent litigation settlements for legacy environmental matters and associated fees, in addition to other unallocated items – please refer to the attached "Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)”.

2 Adjusted EBITDA excludes net income attributable to noncontrolling interests, net interest expense, depreciation and amortization, and all remaining provision for income taxes from Adjusted Net Income. Please refer to the attached “Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)”.

EXHIBIT 99.1

Fourth quarter 2023 Net Loss attributable to Chemours was $18 million, or a loss of $0.12 per diluted share. Adjusted Net Income, which primarily excludes $62 million ($89 million pre-tax) in litigation settlement charges, was $46 million, compared to $480 thousand in the prior-year quarter. Adjusted Net Income per diluted share was $0.31, compared to $0.00 per diluted share in the prior-year quarter.

Fourth quarter 2023 Adjusted EBITDA improved 47% year-over-year to $176 million, primarily driven by favorable demand in TSS and lower input costs across our businesses, combined with the impact from operating expense savings from the Titanium Technologies Transformation Plan.

Full year 2023 Net Sales of $6.0 billion were 11% lower vs. 2022, with volumes down 13%, partially offset by a 2% increase in price. The year-over-year decline was driven by a 21% decline in TT and an 11% decline in APM, partially offset by an 8% increase in TSS.

Full year 2023 Net Loss attributable to Chemours was $238 million, or a loss of $1.60 per diluted share. Adjusted Net Income, which primarily excludes $639 million ($764 million pre-tax) in litigation settlement charges, was $425 million, compared to $738 million in the prior year. Adjusted Net Income per diluted share was $2.82, compared to $4.66 per diluted share in the prior year.

Full year 2023 Adjusted EBITDA was $1,014 million, down 25% from 2022, attributable to weaker results in TT and APM.

For the three- and nine-month periods ended September 30, 2023, we previously excluded $31 million (net of tax) from Adjusted Net Income and $36 million from Adjusted EBITDA for non-cash inventory write-offs associated with the closure of our Kuan Yin manufacturing facility. These amounts are reflected within cost of goods sold and in Adjusted Net Income and Adjusted EBITDA on a consolidated basis for the year ended December 31, 2023. Impacts to Adjusted EPS associated with this change for the three- and nine-month periods referenced were $(0.20) and $(0.19), respectively. Please refer to the attached “Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)". For full year 2023 Adjusted EBITDA, the impact from non-cash inventory write-offs associated with the closure of the Kuan Yin manufacturing facility was approximately $(40) million, all reflected in cost of goods sold.

Additionally, on February 26, 2024, the Company received court approval for the previously announced comprehensive settlement of PFAS-related drinking water claims of a defined class of U.S. public water systems, subject to reaching final judgement under the settlement agreement, of which Chemours’ share totals $592 million3. This amount is reflected in other accrued liabilities as of December 31, 2023. The Company also has restricted cash and restricted cash equivalents of $603 million related to this matter on its balance sheet as of December 31, 2023.

Segment Results

Titanium Technologies (TT)

Delivering high-quality Ti-Pure™ pigment through customer-centered innovation

	Q4 2023	Q4 2022	Change	FY 2023	FY 2022	Change
Titanium Technologies
Net sales ($ millions)	$651	$606	7%	$2,680	$3,380	(21)%
Adjusted EBITDA ($ millions)	$64	$42	52%	$290	$601	(52)%
Adjusted EBITDA Margin	10%	7%	3 ppts	11%	18%	(7) ppts

3 Recorded in the quarter ended June 30, 2023 as an SG&A expense.

EXHIBIT 99.1

TT segment fourth quarter 2023 Net Sales were $651 million, up 7% compared to the fourth quarter 2022. The increase in Net Sales was due to a 12% increase in volume and a 1% currency tailwind, partly offset by a 6% decrease in price. Volume increased due to stronger demand in all regions, excluding North America. Price declines in market-exposed channels were partially offset by contractual price increases.

Versus the prior-year quarter, Adjusted EBITDA increased by 52% to $64 million, with Adjusted EBITDA Margin up 300 basis points to 10%, driven by the aforementioned increase in sales volume and the cost savings realized from the Titanium Technologies Transformation Plan, which were in-line with previous expectations.

TT segment full year 2023 Net Sales were $2.7 billion, down 21% vs. the prior year. The decrease in Net Sales was primarily attributable to decreases in volume of 20% and price of 1%. Volume decreased due to the continuation of a cyclical downturn that started in 2022, with volume declines slowing on a year-over-year basis as the year progressed, as evidenced by the fourth quarter 2023 segment results described above. Price decreased in comparison with the prior year as contractual price increases were more than offset by decreases in the market-exposed customer portfolio. Currency impact was flat when compared to the prior year.

Versus the prior year, 2023 Adjusted EBITDA decreased by 52% to $290 million, with Adjusted EBITDA Margin down 700 basis points to 11%, driven by the aforementioned decreases in sales volume and price, the effects of inflation on costs, and lower fixed cost absorption due to lower production volume, partially offset by the cost savings realized from the Titanium Technologies Transformation Plan.

Thermal & Specialized Solutions (TSS)

Driving innovation in low global warming potential thermal management solutions to support customer transitions to more sustainable products

	Q4 2023	Q4 2022	Change	FY 2023	FY 2022	Change
Thermal & Specialized Solutions
Net sales ($ millions)	$374	$320	17%	$1,819	$1,680	8%
Adjusted EBITDA ($ millions)	$124	$54	130%	$685	$603	14%
Adjusted EBITDA Margin	33%	17%	16 ppts	38%	36%	2 ppts

TSS segment fourth quarter 2023 Net Sales were $374 million, up 17% compared to the fourth quarter 2022. The increase in Net Sales was driven by a 10% increase in volume, a 6% increase in price, and a 1% currency tailwind. Volume increased across the portfolio, excluding legacy refrigerant products. Price increased due to pricing actions through legacy hydrofluorocarbons and in the Refrigerants and Foam, Propellants, and Other Products portfolios.

Versus the prior-year quarter, Adjusted EBITDA increased by 130% year-over-year to $124 million, with Adjusted EBITDA Margin up 1,600 basis points to 33%, driven by the aforementioned increases in sales volume and price, as well as by lower raw material costs.

TSS segment full year 2023 Net Sales were $1.8 billion, up 8% compared to the prior year. The increase in Net Sales was driven by a 6% increase in volume and a 2% increase in price. Volume increased due to strong automotive original equipment manufacturer demand and continued adoption of Opteon™ products across all regions. Prices increased across the portfolio, excluding automotive end markets, due to favorable market and regulatory dynamics, combined with steady value-based pricing growth within the Refrigerants and Foam, Propellants and Other Products portfolio. Currency impact was flat when compared to the prior year.

Versus the prior year, 2023 Adjusted EBITDA increased by 14% year-over-year to $685 million, with Adjusted EBITDA Margin up 200 basis points to 38%, driven by the aforementioned increases in sales volume and price as well as lower raw material costs, partially offset by lower earnings from equity affiliates and other income.

EXHIBIT 99.1

Advanced Performance Materials (APM)

Leading with essential chemistry for innovative and sustainable solutions in diverse industries, from clean energy to advanced electronics and beyond

	Q4 2023	Q4 2022	Change	FY 2023	FY 2022	Change
Advanced Performance Materials
Net sales ($ millions)	$325	$382	(15)%	$1,443	$1,618	(11)%
Adjusted EBITDA ($ millions)	$40	$61	(34)%	$273	$367	(26)%
Adjusted EBITDA Margin	12%	16%	(4) ppts	19%	23%	(4) ppts

APM segment fourth quarter 2023 Net Sales were $325 million, down 15% compared to the fourth quarter 2022. The decrease in Net Sales was due to an 18% decline in volume, partially offset by a 2% increase in price, with currency impact a 1% tailwind. Volume decreased primarily due to demand softness in APM’s Advanced Materials portfolio, which serves more economically sensitive end-markets. The price increase was driven by continued pricing strength in high-value end-markets in APM’s Performance Solutions portfolio, including advanced electronics and clean energy.

Performance Solutions portfolio’s fourth quarter 2023 Net Sales were $134 million, up 11% vs. the prior-year quarter. Advanced Materials portfolio’s fourth quarter 2023 Net Sales were $191 million, down 27% vs. the prior-year quarter.

Versus the prior-year quarter, Adjusted EBITDA was $40 million, down 34% year-over-year, with Adjusted EBITDA Margin down 400 basis points to 12%, driven by the aforementioned decrease in sales volume driving lower fixed cost absorption, and an extended outage for maintenance and improvements at one of the Company’s manufacturing sites, partially offset by lower raw material costs.

APM segment full year 2023 Net Sales were $1.4 billion, down 11% vs. the prior year. The decrease in Net Sales was driven by a decrease in volume of 16%, partially offset by an increase in price of 6%. Volume decreased primarily due to demand softening in the Advanced Materials portfolio, which serves more economically sensitive end-markets. Price increased due to expanded sales in high-value end-markets in the Performance Solutions portfolio, including advanced electronics and clean energy, as well as pricing actions taken to offset higher raw material costs in the Advanced Materials portfolio. Unfavorable currency movements added a 1% headwind.

Performance Solutions portfolio’s full year 2023 Net Sales were $546 million, up 11% vs. the prior year. Advanced Materials portfolio’s full year 2023 Net Sales were $897 million, down 20% vs. the prior year.

Versus the prior year, 2023 Adjusted EBITDA decreased by 26% to $273 million, with Adjusted EBITDA Margin down 400 basis points to 19%, driven by the aforementioned decrease in sales volume driving lower fixed cost absorption, the impact of higher raw material costs due to the continued effects of inflation, and an extended plant outage for maintenance and improvement activities at one of the Company’s manufacturing sites.

Other Segment

The Performance Chemicals and Intermediates business in the Company’s Other Segment had Net Sales and Adjusted EBITDA for fourth quarter 2023 of $11 million and breakeven, respectively, and $85 million and $18 million, respectively, for full year 2023.

Corporate Expenses4

Corporate Expenses were $49 million in fourth quarter 2023, up $11 million vs. the prior-year quarter, an increase primarily driven by higher legacy environmental and legal costs. Corporate Expenses were $212 million in full-year 2023, flat vs. the prior year.

4 Previously reported as Corporate and Other and excludes unallocated items.

EXHIBIT 99.1

Liquidity

As of December 31, 2023, consolidated gross debt was $4.1 billion. Debt, net of $1.2 billion in cash, was $2.9 billion, resulting in a net leverage ratio of approximately 2.8x times on a trailing twelve-month Adjusted EBITDA basis. Total liquidity was $2.1 billion, comprised of $1.2 billion in unrestricted cash and cash equivalents, and $0.9 billion of revolving credit facility capacity, net of outstanding letters of credit. In addition, Chemours maintained $604 million in restricted cash and restricted cash equivalents, primarily held in the Water District Settlement Fund per the terms of the U.S. public water system settlement agreement discussed above.

Cash provided by operating activities was $556 million in full year 2023, down from $755 million in the prior year, driven primarily by lower earnings and PFAS-related litigation settlements of $66 million, partially offset by the working capital actions outlined in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 (“Form 10-K”) that has been filed with the U.S. Securities and Exchange Commission (“SEC”). Capital expenditures were $370 million, lower than originally projected due to project timing.

During the year, the Company repurchased $69 million of common stock. The Company also amended and extended its EUR and USD term loans, increasing aggregate borrowing by $400 million, as previously reported.

Cash provided by operating activities for the fourth quarter of 2023, which includes certain PFAS-related litigation settlements of $29 million, was $482 million, up $321 million from the prior-year quarter, primarily driven by improved earnings and the net working capital actions discussed in the Form 10-K. Capital expenditures for fourth quarter 2023 were $135 million vs. $67 million in the prior-year quarter.

While the Company has historically generated operating cash flows through various past industry and economic cycles, the Company sees a historical pattern of seasonality, comprising a working capital use of cash in the first half of the year, primarily driven by seasonal accounts receivable timing. During the second half of 2024, the Company expects a working capital source of cash as it sells product from inventory and collects receivables from customers. Based on these seasonal trends and the impact of the net working capital actions, the Company currently expects its unrestricted cash and cash equivalents balance to decrease by approximately $600 million in the first half of 2024, with a majority of the decrease occurring in the first quarter of 2024.

On February 26, 2024, the United States District Court for the District of South Carolina entered a final order and judgement for the comprehensive settlement of PFAS-related drinking water claims for a defined class of U.S. public water systems. On September 6, 2023, Chemours deposited its 50% share in the Water District Settlement Fund. DuPont and Corteva jointly contributed the remaining 50%. The settlement remains subject to the condition that this approval reach final judgment in accordance with the settlement agreement. Upon final judgment, which the Company expects to occur in 2024, Chemours will no longer maintain its reversionary interest in the underlying restricted funds within the Water District Settlement Fund and, as such, the restricted cash and restricted cash equivalents and the associated accrued liabilities will be derecognized.

Outlook

The Company expects an approximate 10% sequential decline in TT Net Sales for first quarter 2024 due to weaker demand for TiO2 driven by some regional seasonality and a discrete, now resolved production challenge, resulting in an expected decline in TT Adjusted EBITDA of approximately 15% vs. the fourth quarter of 2023. As we exit the first quarter, we are seeing positive trends in our order book from existing levels.

TSS is expected to grow approximately 20% sequentially in both Net Sales and Adjusted EBITDA in first quarter 2024, driven by seasonality and demand for Opteon™ Blend products, attributable to the regulatory transition and continued growth in low global warming potential solutions. This is expected to be partially offset by higher input costs from non-Corpus Christi sourced materials as well as investment in next generation refrigerants and immersion cooling. The Company anticipates continued growth in our TSS business.

EXHIBIT 99.1

For APM, the Company projects a sequential decline of approximately 10% in Net Sales for first quarter 2024, driven by softness in economically-sensitive end markets and the tail impact of an extended outage at a manufacturing site that is now resolved. Adjusted EBITDA for first quarter 2024 is anticipated to be approximately 20% lower sequentially. Absent manufacturing issues, APM would have been relatively flat sequentially.

APM is nearing typical cycle lows, and, given where the Advanced Materials portfolio sits in the value chain, the Company expects the business to lag overall market recovery by about six to nine months. The Performance Solutions portfolio remains the growth engine for APM. However, in the near-term, Performance Solutions’ growth path is facing two temporary headwinds – capacity constraints driven by pending permit approvals and slower than expected development of the hydrogen market.

Corporate expenses impacting Adjusted EBITDA for first quarter 2024 are expected to be higher by approximately $30 million sequentially.

We expect first quarter 2024 Operating Cash Flow to be an outflow of approximately $400 million, attributable to working capital dynamics that include seasonal accounts receivable timing and the unwind of year-end net working capital timing actions. We anticipate first quarter capital expenditures to be approximately $100 million.

For the first quarter 2024, we expect consolidated Net Sales to be flat to slightly down sequentially, with consolidated Adjusted EBITDA down approximately 10% compared with fourth quarter 2023 results.

Audit Committee Internal Review Update

The Company provided an update regarding its previously announced Audit Committee Internal Review in a separate release issued today and in the Form 10-K.

Conference Call

As previously announced, Chemours will hold a conference call and webcast on March 28, 2024, at 8:00 AM Eastern Daylight Time. Access to the webcast and materials can be accessed by visiting the Events & Presentations page of Chemours’ investor website, investors.chemours.com. A webcast replay of the conference call will be available on Chemours’ investor website.

About The Chemours Company

The Chemours Company (NYSE: CC) is a global leader in Titanium Technologies, Thermal & Specialized Solutions, and Advanced Performance Materials providing its customers with solutions in a wide range of industries with market-defining products, application expertise, and chemistry-based innovations. We deliver customized solutions with a wide range of industrial and specialty chemicals products for markets, including coatings, plastics, refrigeration and air conditioning, transportation, semiconductor and consumer electronics, general industrial, and oil and gas. Our flagship products include prominent brands such as Ti-Pure™, Opteon™, Freon™, Teflon™, Viton™, Nafion™, and Krytox™. The Company has approximately 6,200 employees and 28 manufacturing sites, and serves approximately 2,700 customers in approximately 110 countries. Chemours is headquartered in Wilmington, Delaware and is listed on the NYSE under the symbol CC.

For more information, we invite you to visit chemours.com or follow us on X (formerly Twitter) @Chemours or LinkedIn.

EXHIBIT 99.1

Non-GAAP Financial Measures

We prepare our financial statements in accordance with Generally Accepted Accounting Principles (GAAP). Within this press release, we may make reference to Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Total Debt Principal, Net and Net Leverage Ratio which are non-GAAP financial measures. The Company includes these non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making. Management uses Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, and Adjusted EBITDA Margin, which adjust for (i) certain non-cash items, (ii) certain items we believe are not indicative of ongoing operating performance or (iii) certain nonrecurring, unusual or infrequent items to evaluate the Company's performance in order to have comparable financial results to analyze changes in our underlying business from period to period. Additionally, Total Debt Principal, Net and Net Leverage Ratio are utilized as liquidity measures to assess the cash generation of our businesses and on-going liquidity position.

Accordingly, the Company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the Company's operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the Company's financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission. The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies. The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP reported financial measures on a forward-looking basis because it is unable to predict with reasonable certainty the ultimate outcome of unusual gains and losses, potential future asset impairments and pending litigation without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period. For more information on the non-GAAP financial measures, please refer to the attached schedules or the table, "Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)" and materials posted to the Company's website at investors.chemours.com.

EXHIBIT 99.1

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to a historical or current fact. The words "believe," "expect," "will," "anticipate," "plan," "estimate," "target," "project" and similar expressions, among others, generally identify "forward-looking statements," which speak only as of the date such statements were made. These forward-looking statements may address, among other things, guidance on Company and segment performance for the first quarter of 2024 and expectations with respect to working capital during the first and second halves of 2024. Forward-looking statements are based on certain assumptions and expectations of future events that may not be accurate or realized, such as guidance relying on models based upon management assumptions regarding future events that are inherently uncertain. These statements are not guarantees of future performance. Forward-looking statements also involve risks and uncertainties including the outcome or resolution of any pending or future environmental liabilities, the commencement, outcome or resolution of any regulatory inquiry, investigation or proceeding, the initiation, outcome or settlement of any litigation, remediation of material weaknesses and internal control over financial reporting, changes in environmental regulations in the U.S. or other jurisdictions that affect demand for or adoption of our products, anticipated future operating and financial performance for our segments individually and our company as a whole, business plans, prospects, targets, goals and commitments, capital investments and projects and target capital expenditures, plans for dividends or share repurchases, sufficiency or longevity of intellectual property protection, cost reductions or savings targets, including those related to the closing of Chemours’ Kuan Yin manufacturing site located in Taiwan, plans to increase profitability and growth, our ability to make acquisitions, integrate acquired businesses or assets into our operations, and achieve anticipated synergies or cost savings, all of which are subject to substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These statements also may involve risks and uncertainties that are beyond Chemours' control. Matters outside our control, including general economic conditions, geopolitical conditions and global health events, have affected or may affect our business and operations and may or may continue to hinder our ability to provide goods and services to customers, cause disruptions in our supply chains such as through strikes, labor disruptions or other events, adversely affect our business partners, significantly reduce the demand for our products, adversely affect the health and welfare of our personnel or cause other unpredictable events. Additionally, there may be other risks and uncertainties that Chemours is unable to identify at this time or that Chemours does not currently expect to have a material impact on its business. Factors that could cause or contribute to these differences include the risks, uncertainties and other factors discussed in our filings with the U.S. Securities and Exchange Commission, including in our Annual Report on Form 10-K for the year ended December 31, 2023. Chemours assumes no obligation to revise or update any forward-looking statement for any reason, except as required by law.

EXHIBIT 99.1

CONTACTS:

INVESTORS
Brandon Ontjes
VP, FP&A and Investor Relations
+1.302.773.3309

investor@chemours.com

Kurt Bonner
Manager, Investor Relations
+1.302.773.0026
investor@chemours.com

NEWS MEDIA
Cassie Olszewski
Corporate Media & Brand Reputation Leader
+1.302.219.7140
media@chemours.com

EXHIBIT 99.1

The Chemours Company

Consolidated Statements of Operations (Unaudited)

(Dollars in millions, except per share amounts)

	Year Ended December 31,
	2023	2022	2021
Net sales	$6,027	$6,794	$6,345
Cost of goods sold	4,721	5,178	4,964
Gross profit	1,306	1,616	1,381
Selling, general, and administrative expense	1,290	710	592
Research and development expense	108	118	107
Restructuring, asset-related, and other charges	153	16	6
Total other operating expenses	1,551	844	705
Equity in earnings of affiliates	45	55	43
Interest expense, net	(208)	(163)	(185)
(Loss) gain on extinguishment of debt	(1)	7	(21)
Other income, net	91	70	163
(Loss) income before income taxes	(318)	741	676
(Benefit from) provision for income taxes	(81)	163	68
Net (loss) income	(237)	578	608
Less: Net income attributable to non-controlling interests	1	—	—
Net (loss) income attributable to Chemours	$(238)	$578	$608
Per share data
Basic (loss) earnings per share of common stock	$(1.60)	$3.72	$3.69
Diluted (loss) earnings per share of common stock	(1.60)	3.65	3.60

EXHIBIT 99.1

The Chemours Company

Consolidated Balance Sheets (Unaudited)

(Dollars in millions, except per share amounts)

	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$1,203	$1,102
Restricted cash and restricted cash equivalents	604	—
Accounts and notes receivable, net	610	626
Inventories	1,352	1,404
Prepaid expenses and other	66	82
Total current assets	3,835	3,214
Property, plant, and equipment	9,412	9,387
Less: Accumulated depreciation	(6,196)	(6,216)
Property, plant, and equipment, net	3,216	3,171
Operating lease right-of-use assets	260	240
Goodwill	102	102
Other intangible assets, net	3	13
Investments in affiliates	158	175
Restricted cash and restricted cash equivalents	—	202
Other assets	677	523
Total assets	$8,251	$7,640
Liabilities
Current liabilities:
Accounts payable	$1,159	$1,233
Compensation and other employee-related cost	89	121
Short-term and current maturities of long-term debt	51	43
Current environmental remediation	129	194
Other accrued liabilities	1,058	300
Total current liabilities	2,486	1,891
Long-term debt, net	3,987	3,590
Operating lease liabilities	206	198
Long-term environmental remediation	461	474
Deferred income taxes	44	61
Other liabilities	328	319
Total liabilities	7,512	6,533
Commitments and contingent liabilities
Equity
Common stock (par value $0.01 per share; 810,000,000 shares authorized; 197,519,784 shares issued and 148,587,397 shares outstanding at December 31, 2023; 195,375,810 shares issued and 148,504,030 shares outstanding at December 31, 2022)	2	2
Treasury stock, at cost (48,932,387 shares at December 31, 2023; 46,871,780 shares at December 31, 2022)	(1,806)	(1,738)
Additional paid-in capital	1,033	1,016
Retained earnings	1,782	2,170
Accumulated other comprehensive loss	(274)	(343)
Total Chemours stockholders’ equity	737	1,107
Non-controlling interests	2	—
Total equity	739	1,107
Total liabilities and equity	$8,251	$7,640

Certain prior period amounts have been revised to correct for certain immaterial errors related to the financial statement presentation of a supplier financing program, which is more fully described in our Annual Report on Form 10-K for the year ended December 31, 2023.

EXHIBIT 99.1

The Chemours Company

Consolidated Statements of Cash Flows (Unaudited)

(Dollars in millions)

	Year Ended December 31,
	2023	2022	2021
Cash flows from operating activities
Net (loss) income	$(237)	$578	$608
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	307	291	317
Gain on sales of assets and businesses, net	(110)	(21)	(115)
Equity in earnings of affiliates, net	11	(22)	(11)
Loss (gain) on extinguishment of debt	1	(7)	21
Amortization of debt issuance costs and issue discounts	9	9	9
Deferred tax (benefit) provision	(158)	20	(77)
Asset-related charges	95	5	—
Stock-based compensation expense	18	27	34
Net periodic pension cost	9	9	6
Defined benefit plan contributions	(10)	(10)	(17)
Other operating charges and credits, net	1	(21)	18
Decrease (increase) in operating assets:
Accounts and notes receivable, net	(10)	91	(225)
Inventories and other current operating assets	58	(294)	(210)
Other non-current operating assets	—	(96)	8
(Decrease) increase in operating liabilities:
Accounts payable	(72)	105	281
Other current operating liabilities	642	(47)	97
Non-current operating liabilities	2	138	70
Cash provided by operating activities	556	755	814
Cash flows from investing activities
Purchases of property, plant, and equipment	(370)	(307)	(277)
Proceeds from sales of assets and businesses, net of cash divested	143	33	508
Foreign exchange contract settlements, net	(8)	3	(12)
Other investing activities	6	(13)	1
Cash (used for) provided by investing activities	(229)	(284)	220
Cash flows from financing activities
Proceeds from issuance of debt, net	648	—	650
Debt repayments	(280)	(68)	(854)
Payments related to extinguishment of debt	—	—	(18)
Payments of debt issuance costs	(4)	(1)	(11)
Payments on finance leases	(11)	(11)	(10)
Proceeds from supplier financing programs	123	105	91
Payments to supplier financing program	(87)	(106)	(85)
Purchases of treasury stock, at cost	(69)	(495)	(173)
Proceeds from exercised stock options	19	51	23
Payments related to tax withheld on vested stock awards	(19)	(6)	(2)
Payments of dividends to the Company's common shareholders	(149)	(154)	(164)
Cash received (distributions to) non-controlling interest shareholders	1	(1)	(1)
Cash provided by (used for) financing activities	172	(686)	(554)
Effect of exchange rate changes on cash, cash equivalents, restricted cash and restricted cash equivalents	4	(32)	(34)
Increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents	503	(247)	446
Cash, cash equivalents, restricted cash, and restricted cash equivalents at January 1,	1,304	1,551	1,105
Cash, cash equivalents, restricted cash, and restricted cash equivalents at December 31,	$1,807	$1,304	$1,551

Supplemental cash flows information
Cash paid during the year for:
Interest, net of amounts capitalized	$223	$164	$180
Income taxes, net of refunds	54	131	149
Non-cash investing and financing activities:
Purchases of property, plant, and equipment included in accounts payable	$82	$79	$89
Treasury stock repurchased, not settled	—	1	4

Certain prior period amounts have been revised to correct for certain immaterial errors related to the financial statement presentation of a supplier financing program, which is more fully described in our Annual Report on Form 10-K for the year ended December 31, 2023. Certain prior period amounts have been reclassified to conform to the current period presentation, the effect of which was not material to the Company’s consolidated financial statements.

EXHIBIT 99.1

The Chemours Company

Segment Financial and Operating Data (Unaudited)

(Dollars in millions)

Segment Net Sales				Three Months
				Ended	Sequential
	Three Months Ended December 31,		Increase /	September 30,	Increase /
	2023	2022	(Decrease)	2023	(Decrease)
Titanium Technologies	$651	$606	$45	$690	$(39)
Thermal & Specialized Solutions	374	320	54	436	(62)
Advanced Performance Materials	325	382	(57)	343	(18)
Other Segment	11	30	(19)	18	(7)
Total Net Sales	$1,361	$1,338	$23	$1,487	$(126)

Segment Adjusted EBITDA				Three Months
				Ended	Sequential
	Three Months Ended December 31,		Increase /	September 30,	Increase /
	2023	2022	(Decrease)	2023	(Decrease)
Titanium Technologies	$64	$42	$22	$69	$(5)
Thermal & Specialized Solutions	$124	$54	$70	$162	$(38)
Advanced Performance Materials	$40	$61	$(21)	$68	$(28)
Other Segment	$—	$1	$(1)	$2	$(2)

Quarterly Change in Net Sales from the three months ended December 31, 2022

	December 31, 2023	Percentage Change vs.	Percentage Change Due To
	Net Sales	December 31, 2022	Price	Volume	Currency	Portfolio
Total Company	$1,361	2%	(1)%	3%	1%	(1)%

Titanium Technologies	$651	7%	(6)%	12%	1%	—%
Thermal & Specialized Solutions	374	17%	6%	10%	1%	—%
Advanced Performance Materials	325	(15)%	2%	(18)%	1%	—%
Other Segment	11	(63)%	3%	(19)%	—%	(47)%

Quarterly Change in Net Sales from the three months ended September 30, 2023

	December 31, 2023	Percentage Change vs.	Percentage Change Due To
	Net Sales	September 30, 2023	Price	Volume	Currency	Portfolio
Total Company	$1,361	(8)%	(2)%	(5)%	(1)%	—%

Titanium Technologies	$651	(6)%	(2)%	(3)%	(1)%	—%
Thermal & Specialized Solutions	374	(14)%	(1)%	(13)%	—%	—%
Advanced Performance Materials	325	(5)%	(5)%	1%	(1)%	—%
Other Segment	11	(39)%	—%	—%	—%	(39)%

EXHIBIT 99.1

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions)

GAAP Net Income (Loss) Attributable to Chemours to Adjusted Net Income and Adjusted EBITDA Reconciliation

GAAP Net Leverage Ratio to Non-GAAP Net Leverage Ratio Reconciliation

Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) is defined as income (loss) before income taxes, excluding the following items: interest expense, depreciation, and amortization; non-operating pension and other post-retirement employee benefit costs, which represents the components of net periodic pension costs excluding the service cost component; exchange (gains) losses included in other income (expense), net; restructuring, asset-related, and other charges; (gains) losses on sales of businesses or assets; and, other items not considered indicative of the Company’s ongoing operational performance and expected to occur infrequently, including certain litigation related and environmental charges and Qualified Spend reimbursable by DuPont and/or Corteva as part of the Company's cost-sharing agreement under the terms of the MOU that were previously excluded from Adjusted EBITDA. Adjusted Net Income is defined as net income (loss) attributable to Chemours, adjusted for items excluded from Adjusted EBITDA, except interest expense, depreciation, amortization, and certain provision for (benefit from) income tax amounts. Net Leverage Ratio is defined as our total debt principal, net, or our total debt principal outstanding less unrestricted cash and cash equivalents, divided by Adjusted EBITDA.

The Company revised its September 30, 2023 non-GAAP Adjusted EBITDA calculation to (1) remove previous adjustments related to the write-off of certain raw materials and stores inventories and (2) correct the understatement of accrued liabilities for steam supplier contract litigation stemming from the decommissioning of the Kuan Yin, Taiwan manufacturing facility. The following table presents the three and nine months September 30, 2023 as previously reported and as revised.

	Three Months Ended		Nine Months Ended
	September 30, 2023	September 30, 2023	September 30, 2023	September 30, 2023
	As previously reported	As revised	As previously reported	As revised
Net income (loss) attributable to Chemours	$20	$12	$(212)	$(220)
Non-operating pension and other post-retirement employee benefit income	1	1	1	1
Exchange losses, net	9	9	21	21
Restructuring, asset-related, and other charges (1)	153	127	168	142
Loss on extinguishment of debt	1	1	1	1
Gain on sales of assets and businesses, net (2)	(106)	(106)	(106)	(106)
Transaction costs (3)	7	7	7	7
Qualified spend recovery (4)	(11)	(11)	(43)	(43)
Litigation-related charges (5)	31	31	675	675
Environmental charges (6)	8	8	9	9
Adjustments made to income taxes (7)	(1)	(1)	(5)	(5)
Benefit from income taxes relating to reconciling items (8)	(16)	(13)	(107)	(104)
Adjusted Net Income	96	65	409	378
Net income attributable to non-controlling interests	—	—	1	1
Interest expense, net	55	55	145	145
Depreciation and amortization	76	76	233	233
All remaining provision for income taxes	20	15	86	81
Adjusted EBITDA	$247	$211	$874	$838

Weighted-average number of common shares outstanding - basic	148,623,633	148,623,633	148,929,580	148,929,580
Weighted-average number of common shares outstanding - diluted (10)	150,185,638	150,185,638	150,683,368	150,683,368
Basic earnings (loss) per share of common stock (11)	$0.13	$0.08	$(1.42)	$(1.47)
Diluted earnings (loss) per share of common stock (10) (11)	0.13	0.08	(1.42)	(1.47)
Adjusted basic earnings per share of common stock (11)	0.64	0.44	2.75	2.55
Adjusted diluted earnings per share of common stock (10) (11)	0.63	0.43	2.71	2.52

EXHIBIT 99.1

GAAP Net Income (Loss) Attributable to Chemours to Adjusted Net Income and Adjusted EBITDA Reconciliation

GAAP Net Leverage Ratio to Non-GAAP Net Leverage Ratio Reconciliation (Continued)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
(Loss) income before income taxes	$(71)	$(69)	$(318)	$741
Net (loss) income attributable to Chemours	(18)	(97)	(238)	578
Non-operating pension and other post-retirement employee benefit (cost) income	(1)	(1)	—	(5)
Exchange losses, net	17	26	38	15
Restructuring, asset-related, and other charges (1)	11	1	153	15
Loss (gain) on extinguishment of debt	—	—	1	(7)
(Gain) loss on sales of assets and businesses, net (2)	(4)	5	(110)	(21)
Transaction costs (3)	9	—	16	—
Qualified spend recovery (4)	(11)	(17)	(54)	(58)
Litigation-related charges (5)	89	38	764	23
Environmental charges (6)	—	22	9	204
Adjustments made to income taxes (7)	(14)	39	(19)	30
Benefit from income taxes relating to reconciling items (8)	(32)	(16)	(135)	(36)
Adjusted Net Income	46	—	425	738
Net income attributable to non-controlling interests	—	—	1	—
Interest expense, net	63	41	208	163
Depreciation and amortization	74	74	307	291
All remaining provision for income taxes	(7)	5	73	169
Adjusted EBITDA	$176	$120	$1,014	$1,361

Total debt principal			$4,084	$3,641
Less: Cash and cash equivalents			(1,203)	(1,102)
Total debt principal, net			$2,881	$2,539

Net Leverage Ratio (calculated using GAAP earnings) (9)			(9.1x)	3.4x
Net Leverage Ratio (calculated using Non-GAAP earnings) (9)			2.8x	1.9x

EXHIBIT 99.1

GAAP Net Income (Loss) Attributable to Chemours to Adjusted Net Income and Adjusted EBITDA Reconciliation

GAAP Net Leverage Ratio to Non-GAAP Net Leverage Ratio Reconciliation (Continued)

(1)
Refer to "Note 7 – Restructuring, Asset-related, and Other Charges" to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2023 for further details. In 2022, includes asset charges and write-offs resulting from the conflict between Russia and Ukraine and our decision to suspend our business with Russian entities.
(2)
Refer to “Note 8 – Other Income (Expense), Net” to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2022 for further details.
(3)
Includes $7 million of costs associated with the New Senior Secured Credit Facilities entered into during 2023, which is discussed in further detail in "Note 20 – Debt" to the Consolidated Financial Statements in our Annual Report on Form 10-K, and $9 million of third-party costs related to the Titanium Technologies Transformation Plan.
(4)
Qualified spend recovery represents costs and expenses that were previously excluded from Adjusted EBITDA, reimbursable by DuPont and/or Corteva as part of our cost-sharing agreement under the terms of the MOU which is discussed in further detail in "Note 22 – Commitments and Contingent Liabilities" to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2023.
(5)
Litigation-related charges pertains to litigation settlements, PFOA drinking water treatment accruals, and other related legal fees. For the year ended December 31, 2023, litigation-related charges includes the $592 million accrual related to the United States Public Water System Class Action Suit Settlement plus $24 million of third-party legal fees directly related to the settlement, $55 million of charges related to the Company's portion of Chemours, DuPont, Corteva, EID and the State of Ohio's agreement entered into in November 2023, $13 million related to the Company's portion of the supplemental payment to the State of Delaware, $76 million for other PFAS litigation matters, and $4 million of other litigation matters. For the year ended December 31, 2022, litigation-related charges primarily include proceeds from a settlement in a patent infringement matter relating to certain copolymer patents associated with the Company’s Advanced Performance Materials segment and $20 million associated with the Company's portion of the potential loss in the single matter not included in the Leach settlement. See “Note 22 – Commitments and Contingent Liabilities” to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2023 for further details.
(6)
Environmental charges pertains to management’s assessment of estimated liabilities associated with certain environmental remediation expenses at various sites. In 2022, environmental charges include $196 million related to on-site and off-site remediation costs at Fayetteville. See “Note 22 – Commitments and Contingent Liabilities” to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2023 for further details.
(7)
Includes the removal of certain discrete income tax impacts within our provision for income taxes, such as shortfalls and windfalls on our share-based payments, certain return-to-accrual adjustments, valuation allowance adjustments, unrealized gains and losses on foreign exchange rate changes, and other discrete income tax items.
(8)
The income tax impacts included in this caption are determined using the applicable rates in the taxing jurisdictions in which income or expense occurred for each of the reconciling items and represent both current and deferred income tax expense or benefit based on the nature of the non-GAAP financial measure.
(9)
Net Leverage Ratio calculated using GAAP measures is defined as our total debt principal, net, or our total debt principal outstanding less unrestricted cash and cash equivalents, divided by (loss) income before income taxes. Net Leverage Ratio calculated using non-GAAP measures is defined as our total debt principal, net, or our total debt principal outstanding less unrestricted cash and cash equivalents, divided by Adjusted EBITDA.
(10)
In periods where the Company incurs a net loss, the impact of potentially dilutive securities is excluded from the calculation of EPS under U.S. GAAP, as their inclusion would have an anti-dilutive effect. As such, with respect to the U.S. GAAP measure of diluted EPS, the impact of potentially dilutive securities is excluded from our calculation for the three months ended December 31, 2022 and year ended December 31, 2023. With respect to the non-GAAP measure of adjusted diluted EPS, the impact of potentially dilutive securities is included in our calculation for the three months ended December 31, 2022 and the year ended December 31, 2023, as Adjusted Net Income was in a net income position.
(11)
Figures may not recalculate exactly due to rounding. Basic and diluted earnings per share are calculated based on unrounded numbers.

EXHIBIT 99.1

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions, except per share amounts)

GAAP Earnings per Share to Adjusted Earnings per Share Reconciliation

Adjusted earnings per share (“Adjusted EPS”) is calculated by dividing Adjusted Net Income by the weighted-average number of common shares outstanding. Diluted Adjusted EPS accounts for the dilutive impact of stock-based compensation awards, which includes unvested restricted shares. Diluted Adjusted EPS considers the impact of potentially-dilutive securities, except in periods in which there is a loss because the inclusion of the potentially-dilutive securities would have an anti-dilutive effect.

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2023	2022	2023	2023	2022
Numerator:
Net (loss) income attributable to Chemours	$(18)	$(97)	$12	$(238)	$578
Adjusted Net Income	46	—	65	425	738
Denominator:
Weighted-average number of common shares outstanding - basic	148,861,410	150,046,614	148,623,633	148,912,397	155,359,361
Dilutive effect of the Company's employee compensation plans (1)	1,078,467	2,176,565	1,562,005	1,584,958	2,943,646
Weighted-average number of common shares outstanding - diluted (1)	149,939,877	152,223,179	150,185,638	150,497,355	158,303,007

Basic (loss) earnings per share of common stock (2)	$(0.12)	$(0.65)	$0.08	$(1.60)	$3.72
Diluted (loss) earnings per share of common stock (1) (2)	(0.12)	(0.65)	0.08	(1.60)	3.65
Adjusted basic earnings per share of common stock (2)	0.31	0.00	0.44	2.85	4.75
Adjusted diluted earnings per share of common stock (1) (2)	0.31	0.00	0.43	2.82	4.66
(1)
In periods where the Company incurs a net loss, the impact of potentially dilutive securities is excluded from the calculation of EPS under U.S. GAAP, as their inclusion would have an anti-dilutive effect. As such, with respect to the U.S. GAAP measure of diluted EPS, the impact of potentially dilutive securities is excluded from our calculation for the three months ended December 31, 2022 and year ended December 31, 2023. With respect to the non-GAAP measure of adjusted diluted EPS, the impact of potentially dilutive securities is included in our calculation for the three months ended December 31, 2022 and the year ended December 31, 2023, as Adjusted Net Income was in a net income position.
(2)
Figures may not recalculate exactly due to rounding. Basic and diluted earnings per share are calculated based on unrounded numbers.